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                                                                    EXHIBIT 99.1

March 6, 2003


TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)


                       TECUMSEH PRODUCTS COMPANY ANNOUNCES
                               PERMANENT FINANCING


Tecumseh, Michigan, March 6, 2003 . . . . Tecumseh Products Company announced today that on March 5, 2003, it completed the permanent financing of the FASCO Motors acquisition through the issuance of $300,000,000 in Senior Guaranteed Notes due March 5, 2011.

The proceeds were used to repay a temporary bridge credit facility of the Company in the amount of $250,000,000, with the balance used to pay down amounts borrowed under the Company's $125 million revolving credit facility.

The notes, which bear the coupon rate of 4.66%, are for a term of eight years from March 5, 2003, and call for a ratable principal amortization beginning at the end of year four.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455

Website:  www.tecumseh.com